Filed pursuant to Rule 433

Registration Statement No. 333-228787

THE BANK OF NEW YORK MELLON CORPORATION

$750,000,000 0.350% SENIOR NOTES DUE 2023

November 30, 2020

ISSUER: THE BANK OF NEW YORK MELLON CORPORATION

SECURITIES: SENIOR MEDIUM-TERM NOTES, SERIES J

EXPECTED RATINGS (MOODY’S / S&P / FITCH / DBRS)*: A1 (STABLE) / A (STABLE) / AA- (STABLE) / AA (STABLE)

LEGAL FORMAT: SEC-REGISTERED

MATURITY DATE: DECEMBER 7, 2023

TRADE DATE: NOVEMBER 30, 2020

SETTLEMENT DATE: DECEMBER 7, 2020 (T+5) **

REDEMPTION COMMENCEMENT DATE: NOVEMBER 7, 2023

INTEREST RATE: 0.350% PER ANNUM

INTEREST FREQUENCY: SEMI-ANNUALLY

INTEREST PAYMENT DATES: INTEREST PAYS SEMI-ANNUALLY ON THE SEVENTH OF JUNE AND DECEMBER OF EACH YEAR, COMMENCING ON JUNE 7, 2021, AND ENDING ON THE MATURITY DATE (OR THE NEXT BUSINESS DAY, IF ANY INTEREST PAYMENT DATE FALLS ON A NON-BUSINESS DAY; THE AMOUNT OF INTEREST PAYABLE WILL NOT BE ADJUSTED FOR SUCH POSTPONEMENT)

REDEMPTION PRICE: 100% OF THE PRINCIPAL AMOUNT OF THE NOTES REDEEMED

REDEMPTION TERMS: REDEEMABLE IN WHOLE OR IN PART AT THE OPTION OF THE ISSUER ON OR AFTER THE REDEMPTION COMMENCEMENT DATE AT THE REDEMPTION PRICE, PLUS ACCRUED AND UNPAID INTEREST THEREON TO THE DATE OF REDEMPTION. THE BANK OF NEW YORK MELLON CORPORATION SHALL PROVIDE AT LEAST 5 AND NOT MORE THAN 30 CALENDAR DAYS NOTICE OF REDEMPTION TO THE REGISTERED HOLDER OF THE NOTE.

DAY COUNT CONVENTION: 30/360

PRINCIPAL AMOUNT: $750,000,000

PRICE TO PUBLIC: 99.893% OF PRINCIPAL AMOUNT PLUS ACCRUED INTEREST, IF ANY, FROM DECEMBER 7, 2020

NET PROCEEDS (BEFORE EXPENSES) TO ISSUER: $748,072,500

BENCHMARK TREASURY: UST 0.250% DUE NOVEMBER 15, 2023

BENCHMARK TREASURY YIELD: 0.186%

SPREAD TO BENCHMARK TREASURY: +20 BASIS POINTS

RE-OFFER YIELD: 0.386%

DENOMINATIONS: $1,000 X $1,000

LISTING: NONE

CUSIP/ISIN: 06406RAP2 / US06406RAP29

BOOKRUNNERS:	CREDIT SUISSE SECURITIES (USA) LLC

MORGAN STANLEY & CO. LLC

SANTANDER INVESTMENT SECURITIES INC.

BNY MELLON CAPITAL MARKETS, LLC

CO-MANAGERS***:	INTESA SANPAOLO S.P.A.

SCOTIA CAPITAL (USA) INC.

SMBC NIKKO SECURITIES AMERICA, INC.

CASTLEOAK SECURITIES, L.P.

ROBERTS & RYAN INVESTMENTS, INC.

The notes are not deposits or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The issuer has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC at 1-800-221-1037, Morgan Stanley & Co. LLC at 1-866-718-1649, Santander Investment Securities Inc. at 1-855-403-3636 or BNY Mellon Capital Markets, LLC at 1-800-269-6864.

*

A security rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

**

The Book-Runners and Co-Managers expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about the fifth business day following the date of this Term Sheet. Trades of securities in the secondary market generally are required to settle in two business days, referred to as T+2, unless the parties to a trade agree otherwise. Accordingly, by virtue of the fact that the initial delivery of the notes will not be made on a T+2 basis, investors who wish to trade the notes prior to two days before delivery will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.

***

To the extent any Co-Manager that is not a U.S. registered broker-dealer intends to effect any offers or sales of any notes in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.